Exhibit 10.8

Memorandum

Date:           February 1, 2011

To:              Lynn Davison
       291 Fawn Drive
       San Anselmo, CA 94960

From:           Michael Hinshaw

Re:              Offer of Employment

Dear Lynn;

It is with great pleasure that I make this offer of employment. I have outlined the specific terms of the offer as follows, which should closely resemble what we discussed in our meeting on this subject in late December. Deviations, if any, are a mistake, Please let me know if so, and I'll amend, Should this be acceptable to you, please sign and return a copy as designated at the end of this document.

POSITION
While "titles" are by their nature imprecise indicators of actual work done in a small business like this, you would fulfill the role of Vice President. At the same time, you'll be "in the trenches" helping to manage projects, workflow and information, partnering in business development, and leading efforts to define, refine and support MCorp's ultimate go-to-market strategy,

COMPENSATION
Salary: This is for a full time position, and you will be paid a monthly salary of $11,000.00, which is equivalent to $132,000 on an annualized basis. This salary is payable in accordance with MCorp's standard payroll policies on the 15th and last day of each month and is subject to normal required withholdings, Due to your responsibilities and duties you are an exempt employee, and will not receive overtime pay.

Paid Time Off: You will be given nine full days and two half days of paid holidays per year. You will be paid for all qualifying holidays beginning the first day of your employment (February 7, 2011). At that same time, you will start accruing vacation time at the rate of two weeks per year, and at three weeks per year starting the second year of employment.

Retirement and Bonus: Though MCorp does not currently have a 401K plan in effect, it is our goal to implement one at some point soon, Likewise, though we do not have a formal bonus incentive plan in place, we plan to taking steps to implement a system for rewarding employees in some structured way. Currently, from time to time, MCorp management may elect to distribute bonuses.

Bonuses are granted to employees when, in the judgment of management, the company has enjoyed an exceptional year or specific employees have rendered exceptional service above and beyond the compensation of their salary and incentives.

Stock Options: Stock options of 300,000 shares will granted, with the vesting schedule beginning on your first day of employment. The price per share will equal a discount of 30% from the last per-share placement price of .50 cents, or .35 cents per share. If a placement is made at a lower amount prior to your options vesting, the exercise price of these options will be rest to that lower amount.

The optioned shares will vest over 3 years, at the rate of 20 percent (one-fifth) the total number of optioned shares vesting every 6 months beginning at the end of your first year of employment. Acceptance of this Offer of Employment indicates that you have read and agree to the terms of MCorp's approved Stock Option Plan, dated for reference January 25th, 2008.

Health Insurance: MCorp has a group Health Insurance Plan, which you will have the ability to participate in. While MCorp will cover insurance for you as an individual up to $500 per month, you will have the option of adding your family to this plan at your cost.

TERM
At-Will Employment: You will be an employee-at-will, meaning that you are not employed at MCorp for any specified length of time. You and MCorp both have the option of terminating employment at any time, with or without cause, and with or without notice.

Start Date: Your employment will commence on February 7, 2011.

Duration: This offer letter will become effective as of the date it is executed, and will remain effective, binding both parties until such time as it is replaced or amended in writing by both parties.

IN CLOSING
On behalf of MCorp, I am pleased to extend this offer, and look forward to working with you for many years to come!

Your signature below indicates your acceptance of this offer.
Thanks, Lynn.

Michael Hinshaw

I have read and agree to the terms and conditions as outlined in this letter.

Lynn Davison
02/07/11

SCHEDULE A
The Innes Group, Inc.
SHARE OPTION PLAN
As adopted by the Board, January 25, 2008

OPTION COMMITMENT

Notice is hereby given that, effective this 7 day of February, 2011 (the "Effective Date") The Innes Group, Inc. (the "Company") has granted to Lynn Davison, an Option to acquire 300,000 Common Shares ("Optioned Shares") up to 5:00 p.m. Pacific time on the 7th day February, 2021 (the "Expiry Date") at a Exercise Price of US $0.35 per share.

If any offering of Common Shares subsequent to the date of this grant is made for an amount less than the Exercise Price of US $0.35 per share, then the Exercise Price of these Options will be reset to that lower amount. [n this event, no action on the part of the Optionee is required to reset the price of these Options.

Optioned Shares may be acquired as follows:
1.	1/5 of the total number of Optioned Shares granted will vest 12 months after the Effective Date;

2.	a further 1/5 of the total number of Optioned Shares will vest eighteen months after the Effective Date,

3.	another 1/5 of the total number of Optioned Shares will vest two years after the Effective Date,

4.	another 1/5 of the total number of Optioned Shares will vest thirty months after the Effective Date,

5.	the remaining 1/5 of the total number of Optioned Shares granted will vest three years after the Effective Date.

The grant of the Option evidenced hereby is made subject to the terms and conditions of the Company's Share Option Plan, the terms and conditions of which are hereby incorporated in this Option Commitment.

To exercise your Option deliver to the Company at its then principal business office, a written notice specifying the number of Optioned Shares you wish to acquire, together with cash or a certified cheque payable to the Company for the aggregate Exercise Price. A certificate for the Optioned Shares so acquired will be issued by the transfer agent as soon as practicable.

The Innes Group, Inc.

President

I hereby acknowledge receipt of a copy of the Plan and agree to be bound by the terms of Plan.
This commitment supersedes any prior Option or commitment made to me.

OPTIONEE

Lynn Davison
291 Fawn Drive
San Anselmo, CA 94960